Exhibit 99.2

Reykjavik, Iceland, June 18, 2004

deCODE Completes Enrollment for Phase IIa Clinical Trial of DG031

Study to conclude in late August; data will be used in the design of an information-rich Phase III study for the prevention of heart attack

Reykjavik, ICELAND, June 18, 2004 — deCODE genetics (Nasdaq:DCGN) today announced the completion of enrollment for its ten-week, information-rich Phase IIa clinical trial of DG031, its developmental compound for the prevention of heart attack. The trial is designed to examine the effect of various doses of DG031 on biomarkers such as C-reactive protein (CRP) and myeloperoxidase and on the production of leukotrienes. deCODE has isolated common versions of genes within the leukotriene pathway that correlate with increased risk of heart attack. This risk is the result of increased inflammation in atherosclerotic plaques, contributing to plaque rupture. DG031 is designed to inhibit the activity of the FLAP, or 5-lipoxygenase activating protein, that modulates the activity of the leukotriene pathway. The trial is scheduled to conclude in late August and the company expects to present the results in the fall.

“This is an exciting study, because DG031 represents a potentially powerful new means of treating the causes of heart attack,” said Kari Stefansson, CEO of deCODE. “We are using our information-rich clinical capabilities to gauge DG031’s impact on one of the key mechanisms in the onset of heart attack: the inflammation and destabilization of atherosclerotic plaques. By measuring a variety of serum markers for inflammation in a genetically well-defined cohort, we aim to gain a detailed understanding of how DG031 works. With these data we believe we can design a highly sensitive information-rich Phase III trial for the prevention of heart attack that will require only a fraction of the number of participants that would be needed for a traditional trial.”

About deCODE genetics

deCODE is using population genetics to create a new paradigm for healthcare. With its uniquely comprehensive population data, deCODE is turning research on the genetic causes of common diseases into a growing range of products and services - in pharmaceuticals, gene and drug discovery, DNA-based diagnostics, pharmacogenomics, bioinformatics, and clinical trials. deCODE’s pharmaceuticals group, based in Chicago, and deCODE’s biostructures group, based in Seattle, conduct downstream development work on targets derived from deCODE’s proprietary research in human genetics as well as contract service work for pharmaceutical and biotechnology companies. deCODE is delivering on the promise of the new genetics.SM

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.